                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,

       Section 17(a) of the Public Utility Holding Company Act of 1935 or

               Section 30(f) of the Investment Company Act of 1940


[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

Michael   John     H.
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(Last) (First) (Middle)

1810 24th Street, N.W.
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(Street)

Washington D.C. 20008
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(City) (State) (Zip)

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2. Issuer Name and Ticker or Trading Symbol:


Personal Diagnostics, Incorporated (PERS)

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3. IRS or Social Security Number of Reporting Person (Voluntary):

###-##-####

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4. Statement for Month/Year:

June, 2000

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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer

(Check all applicable)

     [X] Director                   [X] 10% Owner

     [X] Officer (give title below) [X] Other (specify below)

Chairman of the Board and Chief Executive Officer

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7. Individual or Joint/Group

/X/ Form filed by one Reporting Person

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        Form filed by more than one Reporting Person
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Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially
              Owned

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

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       Title of Security     Transaction      Transaction     Securities Acquired (A)   Amount of       Ownership      Nature of
                             Date (Month/         Code          or Disposed of (D)      Securities      Form: Direct   Indirect
                              Day/Year)                                                 Beneficially    (D) or         Beneficial
                                                                                        Owned at End    Indirect (I)   Ownership
                                                                                        of Month
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                                               Code    V     Amount    (A)     Price
                                                                       or (D)
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
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Common stock                  6/1/00             P           81,000     A      $1.37     3,348,543            D
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

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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned

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

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Title of Derivative     Conversion    Transac-    Transac-   Number of     Date Exercisable   Title and Amount of
Security                or Exercise   tion Date   tion Code  Derivative    and Expiration     Underlying Securities
                        Price of      (Month/                Securities    Date
                        Derivative    Day/Year)              Acquired
                        Security                             (A) or
                                                             Disposed
                                                             of (D)
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                                                 Code  V   (A)  (D)      Date     Expira-   Title    Amount or
                                                                         Exer-    tion Date          No. of
                                                                         cisable                     Shares
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
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Emp. Stock Option      1.375           1/6/00       A  V   300,000       1/6/00    1/5/10    Common   300,000
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


RESTUBBED TABLE


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Title and amount    Price of     Number of            Ownership Form   Nature of
of Derivative       Derivative   Derivative           of Derivative    Indirect
Security            Security     Securities           Security:        Beneficial
                                 Beneficially Owned   Direct (D) or    Ownership
                                 at End of Month      Indirect (I)
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
                                 300,000                   D

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

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.



/s/ John H. Michael                               July 10, 2000
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**Signature of Reporting Person                   Date



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